                                                                Exhibit 10.17


                                     LEASE


                                    BETWEEN

                             HALL PROPERTIES, INC.
                                  ("Landlord")

                                      and

                                 RIBOGENE, INC.
                                   ("Tenant")

                               TABLE OF CONTENTS

BASIC LEASE INFORMATION .................................................    iv

 1.  PREMISES ...........................................................     1
     1.1.  Premises .....................................................     1
     1.2.  Landlord's Reserved Rights ...................................     1
     1.3.  First Refusal Right ..........................................     1

 2.  TERM ...............................................................     2
     2.1.  Term .........................................................     2
     2.2.  Early Possession .............................................     2
     2.3.  Delay In Possession ..........................................     2
     2.4   Construction .................................................
     2.5.  Acknowledgement Of Lease Commencement ........................
     2.6.  Holding Over .................................................
     2.7.  Option To Extend Term ........................................

 3.  RENTAL .............................................................
     3.1.  Minimum Rental ...............................................
     3.2   Late Charge ..................................................

     TAXES ..............................................................
     4.1   Personal Property ............................................

 5.  OPERATING EXPENSES .................................................
     5.1.  Payment Of Operating Expenses ................................
     5.2.  Definition Of Operating Expenses .............................
     5.3.  Determination Of Operating Expenses ..........................
     5.4.  Final Accounting For Lease Year ..............................
     5.5.  Proration ....................................................     9

 6.  UTILITIES ..........................................................     9
     6.1.  Payment ......................................................     9
     6.2.  Interruption .................................................     9

 7.  ALTERATIONS ........................................................    10
     7.1.  Right To Make Alterations ....................................    10
     7.2.  Title To Alterations .........................................    10
     7.3.  Tenant Fixtures ..............................................    10
     7.4.  No Liens .....................................................    10

 8.  MAINTENANCE AND REPAIRS ............................................    11
     8.1.  Landlord's Work ..............................................    11
           (a)  Maintenance of Common Areas .............................    11
           (b)  Repair and Maintenance of Building ......................    11
     8.2.  Tenant's Obligation For Maintenance ..........................    11
           (a)  Good Order, Condition And Repair ........................    11
           (b)  Remedies for Work in Premises ...........................    11
           (c)  Condition Upon Surrender ................................    11

 9.  USE OF PREMISES ....................................................    12
     9.1.   Permitted Use ...............................................    12
     9.2.   Requirement Of Continued Use ................................    12
     9.3.   No Nuisance .................................................    12
     9.4.   Compliance With Laws ........................................    12
     9.5.   Liquidation Sales ...........................................    12
     9.6.   Environmental Matters .......................................    12

10.  INSURANCE AND INDEMNITY ............................................    15
     10.1.  Liability Insurance .........................................    15
     10.2.  Quality Of Policies And Certificates ........................    15
     10.3.  Workers' Compensation .......................................    15
     10.4.  Waiver Of Subrogation .......................................    15
     10.5.  Increase In Premiums ........................................    15
     10.6.  Tenant's Indemnification ....................................    16
     10.7.  Blanket Policy ..............................................    16

11.  SUBLEASE AND ASSIGNMENT ............................................    16
     11.1.  Assignment And Sublease Of Premises .........................    16
     11.2.  Rights Of Landlord ..........................................    17

12.  RIGHT OF ENTRY AND QUIET ENJOYMENT .................................    17
     12.1.  Right Of Entry ..............................................    17
     12.2.  Quiet Enjoyment .............................................    18

13.  CASUALTY AND TAKING ................................................    18
     13.1.  Termination Or Reconstruction ...............................    18
     13.2.  Tenant's Rights .............................................    18
     13.3.  Lease To Remain In Effect ...................................    18
     13.4.  Reservation Of Compensation .................................    18
     13.5.  Restoration Of Fixtures .....................................    19

14.  DEFAULT ............................................................    19
     14.1.  Events Of Default ...........................................    19
            (a)  Abandonment ............................................    19
            (b)  Nonpayment .............................................    19
            (c)  Other Obligations ......................................    19
            (d)  General Assignment .....................................    19
            (e)  Bankruptcy .............................................    19
            (f)  Receivership ...........................................    19
            (g)  Attachment .............................................    19
            (h)  Insolvency .............................................    20
     14.2.  Remedies Upon Default .......................................    20
     14.3.  Remedies Cumulative .........................................    20

15.  SUBORDINATION, ATTORNMENT AND SALE .................................    20
     15.1.  Subordination To Mortgage ...................................    20
     15.2.  Sale Of Landlord's Interest .................................    21
     15.3.  Estoppel Certificates .......................................    21
     15.4.  Subordination to CC&R's .....................................    21

16.  SECURITY ...........................................................    21
     16.1.  Deposit; Letter of Credit ...................................    21

17.  MISCELLANEOUS ......................................................    24
     17.1.  Notices .....................................................    24
     17.2.  Successors And Assigns ......................................    25
     17.3.  No Waiver ...................................................    25
     17.4.  Severability ................................................    25
     17.5.  Litigation Between Parties ..................................    25
     17.6.  Surrender ...................................................    25
     17.7.  Construction ................................................    25
     17.8.  Entire Agreement ............................................    25

     17.9.  Governing Law ...............................................    25
     17.10. No Partnership ..............................................    25
     17.11. Financial Information .......................................    25
     17.12. Costs .......................................................    26
     17.13. Time ........................................................    26
     17.14. Rules And Regulations .......................................    26
     17.15. Brokers .....................................................    26
     17.16. Memorandum Of Lease .........................................    26
     17.17. Corporate Authority .........................................    26
     17.18. Approvals ...................................................    26
     17.19. Reasonable Expenditures .....................................    27

EXHIBIT
   A    Location of Premises
   B    Real Property Description
   C    Construction
   C-1  Schedule of Existing Laboratory Equipment and Systems
   D    Acknowledgement of Lease Commencement

Date:           February 6, 1992
Landlord:       Hall Properties, Inc., an Arizona corporation
Landlord's Representative:      Heron Financial Corporation
                                510 West 6th Street
                                Suite 917
                                Los Angeles, CA 90014
                                Telephone: (213) 680-2936
                                Fax: (213) 623-8765

Tenant:         Ribogene, Inc., a California corporation

Premises:       21375 Cabot Boulevard (Britannia Business Center Building B),
                Hayward, California

Area of the Premises:  20,325 square feet

Tenant's Shares of Operating Expenses:  14.8% (with specified caps and adjustments)
Term:   Sixty (60) months (subject to early termination right)

Term Commencement:  March 31, 1997 (estimated)

Term Expiration:        March 31, 1997 (estimated)

Minimum Rent:           Month   Amount

                         1-36   $10,162.50      (adjusted depending upon early
                        37-48    11,178.75      termination right)
                        49-60    13,211.25

Security Deposit:       $23,162.50 (initially) plus letter of credit
                        ($82,500.00, initially, in month 7)

Option Periods:         Two three (3) year options

Option Rent:            90% of fair market rent; CPI increases after 18 months
                        of each option term

Expansion Options:      First Refusal Right on designated adjacent space

Notice Addresses:       See Section 17.1

Permitted Use:          Research and development, laboratories, production of
                        instruments and reagents and related office and administrative uses

Landlord's Broker:      Cushman & Wakefield of California, Inc.

Tenant's Broker:        Blickman Turkus

NOTE: This Basic Lease Information is a summary provided for reference purposes only and is qualified in its entirety by the actual terms of the Lease; in the event of any conflict between the terms of the Lease and the information contained herein, the terms of the Lease shall be controlling.

                                     LEASE

        THIS LEASE is made and entered into as of the 6 day of February, 1992, by and between HALL PROPERTIES, INC., an Arizona corporation, hereinafter called "Landlord," and RIBOGENE, INC., a California corporation, hereinafter called "Tenant."

                         THE PARTIES AGREE AS FOLLOWS:

                                  1. PREMISES

        1.1. Premises. Landlord leases to Tenant and Tenant hires and leases from Landlord, on the terms, covenants and conditions hereinafter set forth, the premises (the "Premises") designated in Exhibit A attached hereto and incorporated herein by this reference, consisting of approximately 20,325 square feet located within Building B (the "Building") in the Britannia Business Center (the "Center") in the City of Hayward, County of Alameda, State of California, commonly known as 21375 Cabot Boulevard, and located on the real property (the "Property") described in Exhibit B attached hereto and incorporated herein by this reference, together with the nonexclusive right to use any common parking spaces (including, however, five (5) parking spaces identified as "Reserved for RiboGene") and other common areas existing from time to time on the Property and/or designated from time to time in any Declaration of Covenants, Conditions and Restrictions or similar document affecting the Center.

        1.2. Landlord's Reserved Rights. Landlord reserves the right from time to time to (i) install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls or leading through the Premises in locations which will not materially interfere with Tenant's use thereof, (ii) relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises which are so located elsewhere outside the Premises, (iii) make alterations or additions to the Building, (iv) construct, alter or add to other buildings or improvements on the Property, (v) build adjoining to the Property, and (vi) lease any part of the Property for the construction of improvements or buildings. Landlord may modify or enlarge the common area, alter or relocate accesses to the Premises, or alter or relocate any common facility. Landlord shall not exercise rights reserved to it pursuant to this Section 1.2 in such a manner as to materially impair Tenant's ability to conduct its activities in the normal manner, provided, however, that the foregoing shall not limit or restrict Landlord's right to undertake reasonable construction activity and Tenant's use of the Premises shall be subject to reasonable temporary disruption incidental to such activity diligently prosecuted. Notwithstanding the foregoing, if Landlord alters any common area in or about the Building, such alteration shall not unreasonably interfere with Tenant's use of the Premises or Tenant's parking rights.

        1.3. First Refusal Right. Landlord shall not lease all or any portion of the space designated "Option Space" in Exhibit A attached hereto (the "Option Space"), consisting of approximately 11,345 square feet of space located adjacent to the Premises as defined in Section 1.1 hereof (which Option Space comprises the option space labeled on Exhibit A as "Option Space 'A'" which consists of approximately 1,650 square feet of space and as "Option Space 'B'" which consists of approximately 9,695 square feet of space), at any time during the initial term of this Lease, except in compliance with this Section 1.3. If Landlord receives a bona fide third-party offer during the initial term of this Lease to lease all or any portion of the Option Space, Landlord shall give written notice of such offer to Tenant, specifying the material terms on which the offeror proposes to lease the Option Space or portion thereof (the "Offered Space"), and shall offer to Tenant the opportunity to lease the Offered Space on the terms specified in Landlord's notice. Tenant shall have ten (10) calendar days after the date of giving of such notice by Landlord in which to accept such offer by written notice to Landlord. Upon such acceptance by Tenant, the Offered Space shall be leased to Tenant on the terms set forth in Landlord's notice and on the additional terms and provisions set forth herein (except to the extent inconsistent with the terms set forth in Landlord's said notice) and the parties shall promptly execute an amendment to this Lease adding the Offered Space to the Premises and making any appropriate amendments to provisions of this Lease to reflect different rent and other obligations applicable to the Offered Space under the terms of Landlord's said notice. If Tenant does not accept Landlord's offer within the

[ILLEGIBLE]

third party, at any time within one hundred eighty (180) days after Tenant's failure to accept Landlord's offer, at a minimum rental and on other terms and conditions not more favorable to the lessee than the minimum rental and other terms offered to Tenant in Landlord's said notice. If Tenant does not accept Landlord's offer and Landlord does not lease the Offered Space to a third party within one hundred eighty (180) days, this First Right of Refusal shall reattach to that space.

                                    2. TERM

        2.1.    Term.

                (a) The term of this Lease shall commence on March 15, 1992 (the "Commencement Date") and shall end on the last day of the month in which the fifth (5th) anniversary of the Commencement Date occurs, unless sooner terminated or extended (if applicable) as hereinafter provided.

                (b) Notwithstanding any other provisions of this Lease, Tenant shall have the right to terminate this Lease, without penalty (except as otherwise provided in Section 16.1(a) hereof), as of the first anniversary of the Commencement Date, provided that Tenant gives Landlord written notice of Tenant's exercise of such termination right within six (6) months after the Commencement Date.

        2.2. Early Possession. If Landlord permits Tenant to occupy or use the Premises prior to the Commencement Date set forth in Section 2.1, such occupancy or use shall be subject to and upon all of the terms and conditions of this Lease, including the obligation to pay rent and other charges, unless Landlord and Tenant agree otherwise; provided, however, that such early possession shall not advance or otherwise affect the termination date set forth in Section 2.1.

        2.3. Delay In Possession. It is acknowledged and agreed that if a Casualty or Taking occurs prior to the Commencement Date, Tenant and Landlord shall have the same rights with respect to termination as are applicable during the term under Article 13. If the Commencement Date has not occurred by April 15, 1992 for any reason which is reasonably within Landlord's control, Tenant may terminate this Lease by five (5) days written notice to Landlord, whereupon any monies previously paid by Tenant to Landlord shall be promptly reimbursed with interest at the legal rate of interest (as described in Section 3.2).

        2.4.    Construction.

                (a) Landlord shall have no responsibilities or obligations with respect to the preparation of the Premises for Tenant's occupancy on the Commencement Date. The obligation of Landlord thereafter to perform work to improve the Premises is set forth in Exhibit C attached hereto and incorporated herein by this reference. Such work, to the extent it becomes applicable under Exhibit C, shall be constructed (i) in accordance with plans and specifications prepared by Landlord and approved by Tenant pursuant to Exhibit C and (ii) in a first class and workmanlike manner, using new materials and equipment of good quality. When such work pursuant to this Section 2.4 and Exhibit C is substantially complete and there remains no incomplete or defective item of such work that would materially affect Tenant's intended use of the Premises ("Substantial Completion"), Landlord shall notify Tenant that Substantial Completion of such work has occurred and Landlord shall have no further responsibility of any kind or character in connection with such work; provided, however, that (i) within thirty (30) days after Substantial Completion of Landlord's work, Tenant may furnish to Landlord a "punch list" identifying any items or matters in the Premises that require correction and that are within the scope of Tenant's "punch list" rights under Exhibit C hereto, and Landlord shall promptly and diligently correct all such matters at its sole cost and expense; and (ii) Landlord shall at its sole cost and expense correct any construction defects in the improvements constructed pursuant to Exhibit C provided that Tenant gives Landlord written notice of such construction defects no later than one year following Substantial Completion of such improvements.

                (b) Landlord agrees to use its best reasonable efforts to complete promptly the work described in Section 2.4 and Exhibit C promptly following the time (if any) that

Landlord's obligation to perform such work becomes applicable; provided, however, Landlord shall not be liable for any damages caused by any delay in the completion of such work, nor shall any such delay affect the validity of this Lease or the obligations of Tenant hereunder.

        2.5. Acknowledgement Of Lease Commencement. Upon commencement of the term of this Lease, Landlord and Tenant shall execute a written acknowledgement of the Commencement Date, date of termination and related matters, substantially in the form attached hereto as Exhibit D (with appropriate insertions), which acknowledgement shall be deemed to be incorporated herein by this reference.

        2.6. Holding Over. If Tenant holds possession of the Premises after the term of this Lease, with or without Landlord's written consent, then except as otherwise specified in such consent, Tenant shall become a tenant from month to month at one hundred fifty percent (150%) of the rental and otherwise upon the terms herein specified for the period immediately prior to such holding over and shall continue in such status until the tenancy is terminated by either party upon not less than thirty (30) days prior written notice. Acceptance of rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.

        2.7 Option To Extend Term. Tenant shall have the option to extend the term of this Lease, at the minimum rental set forth in Section 3.1(d) and
(e) and otherwise upon all the terms and provisions set forth herein with respect to the initial term of this Lease, for up to two (2) additional periods of three (3) years each, commencing upon expiration of the initial term hereof. Exercise of such option with respect to the first such extended term shall be by written notice to Landlord at least six (6) months and not more than eight
(8) months prior to the expiration of the initial term hereof; exercise of such option with respect to each subsequent extended term, if all previous extension options have been duly exercised, shall be by like written notice to Landlord at least six (6) months and not more than eight (8) months prior to the expiration of the immediately preceding extended term hereof. If Tenant is in default hereunder on the date of such notice or the date any extended term is to commence, the option shall be of no force or effect, the extended term shall not commence and this Lease shall expire at the end of the then current term hereof (or at such earlier time as Landlord may elect pursuant to the default provisions of this Lease). Except as expressly set forth in this Section 2.7, Tenant shall have no right to extend the term of this Lease beyond its prescribed term.

                                   3.  RENTAL

        3.1     Minimum Rental.

                (a) Tenant shall pay to Landlord as minimum rental for the Premises, in advance, without deduction, offset, notice or demand, on or before the Commencement Date and on or before the first day of each subsequent calendar month of the term of this Lease, the following amounts per month:

        Months               Minimum Rental
        ------               --------------
        1-36                 $ 10,162.50  x  36  =  $365,832
       37-48                   11,178.75  x  24  =   268,272
       49-60 (expiration)      13,211.25  x  12  =   158,532

Notwithstanding the foregoing provisions of this paragraph (a), however, if Tenant waives or otherwise fails to exercise its early termination right within the time permitted under Section 2.1(b) hereof, then the monthly minimum rental for months 7-12 following the Commencement Date shall be reduced to zero ($0). If the obligation to pay minimum rental hereunder commences on other than the first day of a calendar month or if the term of this Lease terminates on other than the last day of a calendar month, the minimum rental for such first or last month of the term of this Lease, as the case may be, shall be prorated based on the number of days the term of this Lease is in effect during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

        (b) The minimum rental amounts specified in this Section 3.1 are based upon an estimated area of 20,325 square feet for the Premises. If the actual area of the Premises, when completed, is greater or less than 20,325 square feet, then the minimum rentals specified in this Section 3.1 shall be adjusted proportionately to the change in the area of the Premises, as determined in good faith by Landlord's architect on a basis consistent with that used in measuring other leased premises within the Center.

        (c) The minimum rental amounts specified in this Section 3.1 are based upon an estimated tenant improvement allowance of Five and No/100 Dollars ($5.00) per square foot for the work to be performed by Landlord on the Premises under Section 2.4 and Exhibit C. If, as a result of changes requested by Tenant in the plans and specifications originally approved by Landlord and Tenant pursuant to Exhibit C hereto, Landlord's total direct costs of such work (including, but not limited to, construction costs, permit fees and charges, architects', engineers' and other consulting and professional fees and all other related costs incurred in connection with the design and construction of the work) exceed or are less than the product of Five and No/100 Dollars ($5.00) times the area of the Premises (in square feet) for the work in the Premises ("Total Allowable Costs"), with such area in each case to be determined in good faith by Landlord's architect on a basis consistent with that used in measuring other leased premises within the Center, then Tenant's minimum monthly rental hereunder, beginning on the Commencement Date and continuing throughout the term hereof, shall be increased or reduced (but not below zero ($0)), as applicable, by an amount equal to the minimum amount necessary to fully amortize, on a straight-line basis over the remaining term of this Lease with interest at the rate of ten percent (10%) per annum, the amount (if any) by which such respective total costs ("Total Improvement Costs") exceed or are less than the Total Allowable Costs; provided, however, that if the Total Improvement Costs are less than the Total Allowable Costs, Tenant may elect to have Landlord apply some or all of the remaining sums ("Improvement Reserve") to the cost of any further alterations, additions or improvements to the Premises which Tenant elects to construct in accordance with Article 7 of this Lease during the first year of the term of the Lease. If the minimum monthly rental amount has been reduced in accordance with the prior sentence prior to the time Tenant elects to have the Improvement Reserve applied to additional improvements, (i) the Improvement Reserve available for such purposes shall be reduced by an amount equal to the total rental reduction that Tenant has received at the time of Tenant's election and (ii) the minimum rental amounts specified in Section 3.1(a) for periods after the date of Tenant's election shall be readjusted in accordance with the prior sentence based on the sum of the Total Improvement Costs plus the additional amounts paid out of the Improvement Reserve.

        (d) If Tenant properly exercises its right to extend the term of this Lease pursuant to Section 2.7 hereof, the minimum rental during the first extended term (subject to adjustment pursuant to Section 3.1(f) hereof) shall be equal to the greater of (i) the minimum rental payable immediately prior to commencement of such extended term or (ii) ninety percent (90%) of the fair market rental value of the Premises (as theretofore improved under Section 2.4 and Exhibit C) from time to time, determined as of the commencement of such extended term in accordance with this paragraph. Upon Landlord's receipt of a proper notice of Tenant's exercise of its option to extend the term of this Lease, the parties shall have sixty (60) days in which to agree on the fair market rental for the Premises (as theretofore improved under Section 2.4 and Exhibit C) at the commencement of the first extended term for the uses permitted hereunder. If the parties agree on such fair market rental, they shall execute an amendment to this Lease stating the amount of the applicable minimum monthly rental. If the parties are unable to agree on such rental within such sixty (60) day period, then within fifteen (15) days after the expiration of such period each party, as its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years experience appraising similar commercial properties in Hayward, California or neighboring areas to appraise and set the fair market rental for the Premises at the commencement of the first extended term. If either party fails to appoint an appraiser within the allotted time, the single appraiser appointed by the other party shall be the sole appraiser. If an appraiser is appointed by each party and the two appraisers so appointed are unable to agree upon a fair market rental within thirty (30) days after the appointment of the second, they shall, within ten (10) days after expiration of such 30-day period (i) prepare and exchange written statements of their respective determinations of the rental value which would represent ninety percent (90%) of the fair market rental value of the Premises and should be set as the rental for the Premises for the extended term ("Determination Statement") and (ii) appoint a third qualified appraiser; if they are unable to agree upon a third appraiser, either party may, upon not less than five (5) days notice to the other party, apply to the Presiding Judge of the Alameda County Superior Court for the appointment of a third qualified appraiser. Each party shall bear its own legal fees in connection with appointment of the third appraiser and shall bear one-half of any other costs of appointment of the third appraiser and of such third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted for either party in any capacity. Within thirty (30) days after the appointment of the third appraiser, the third appraiser shall select one of the two Determination Statements that the third appraiser believes is closest to ninety percent (90%) of the fair market rental value of the Premises and the rental value set forth in such Determination Statement shall be the rental for the first extended term and shall be binding on the parties and shall be enforceable in any further proceedings relating to this Lease. In selecting a Determination Statement, the third appraiser shall not render an average between the determinations of the first two appraisers or in any way modify the Determination Statement that is selected.

        (e) If Tenant properly exercises its right to a second extended term of this Lease pursuant to Section 2.7 hereof, the minimum rental during such second extended term shall be determined in the same manner provided in the preceding paragraph for the first extended term, except that the determination shall be made as of the commencement of the second extended term.

        (f) If Tenant properly exercises its right to one or both extended terms of this Lease, minimum rental hereunder shall be subject to adjustment on, and effective as of, the date eighteen (18) months after the respective dates on which such extended term(s) commence (each such date eighteen (18) months after commencement of an extended term being herein called an "Adjustment Date"), in accordance with the provisions of this paragraph. The base for computing such adjustments shall be, for each extended term, the Consumer Price Index for All Urban Consumers, San Francisco/Oakland/San Jose Metropolitan Area, All Items (1982-84 = 100), produced by the United States Department of Labor, Bureau of Labor Statistics ("Index") which is published for or includes the month in which the applicable extended term commenced (each such Index, as applicable, being hereinafter called the "Beginning Index"). If the Index which is published for or includes the applicable Adjustment Date ("Extension Index") has increased over the applicable Beginning Index, the minimum rental payable thereafter shall be set by multiplying the minimum rental then in effect by a fraction, the numerator of which is the Extension Index and the denominator of which is the Beginning Index; provided, however, in no event shall minimum rental at any time be adjusted downward. If the Extension Index is not available until after the Adjustment Date, Tenant shall continue to pay the then prevailing minimum rental until the Extension Index is published, whereupon the adjustment provided in this paragraph shall be made retroactive to the Adjustment Date and any accumulated excess of the adjusted minimum rental over the amounts actually paid by Tenant since the Adjustment Date shall be paid promptly by Tenant to Landlord upon notice by Landlord to Tenant of the adjusted minimum rental. If the Index is changed so that the base year differs from the base year used as of the Commencement Date, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or substantially revised during the term of this Lease, any comparable governmental index or computation with which it is replaced (or, if none is available, any privately published index which is comparable in coverage and purpose) shall be used in order to obtain substantially the same result as would have been obtained if the Index had not been discontinued or revised. Upon any adjustment of the monthly minimum rental in accordance with the provisions of this paragraph, Landlord and Tenant shall immediately execute a written acknowledgement of the new minimum rental as adjusted, which acknowledgement shall be deemed to be incorporated herein by this reference.

        3.2. Late Charge. If Tenant fails to pay when due rental or other amounts due Landlord hereunder, such unpaid amounts shall bear interest for the benefit of Landlord at a rate equal to the lesser of the legal rate of interest under California Civil Code Section 3289, (or any legal rate of interest which replaces the rate specified in Section 3289) per annum or the maximum rate permitted by law, from the date due to the date of payment. In addition to such interest Tenant shall pay to Landlord a late charge in an amount equal to five percent (5%) of any installment of minimum rental and any other amounts due Landlord if not paid in full on or before the fifth (5th) day after such rental or other amount is due; provided, however, on the first occasion in each calendar year of which Tenant fails to pay such rental or other amount on or before the fifth day after it is due, the late charge shall not apply if Tenant pays the delinquent amount within five days after receiving written notice from Landlord that the amount is past due. Tenant acknowledges that late payment by Tenant to Landlord of rental or other amounts due hereunder will cause Landlord to incur costs not contemplated by this case, including, without limitation, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any loan relating to the Premises. Tenant further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Section
3.2 represents a fair and reasonable estimate thereof. Acceptance of any late charge by Landlord shall not constitute a waiver of Tenant's default with respect to overdue rental or other amounts, nor shall such acceptance prevent Landlord from exercising any other rights and remedies available to it. Acceptance of rent or other payments by Landlord shall not constitute a waiver of late charges or interest accrued with respect to such rent or other payments or any prior installments thereof, nor of any other defaults by Tenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of rent or other payments.

                                   4.  TAXES

        4.1. Personal Property. Tenant shall be responsible for and shall pay prior to delinquency all taxes and assessments levied against or by reason of all alterations and additions and all other items installed or paid for by Tenant under this Lease, and the personal property, trade fixtures and all of the property placed by Tenant in or about the Premises. Upon demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of payment thereof. If at an time during the term of this Lease any of said alterations, additions or personal property, whether or not belonging to Tenant, shall be taxed or assessed as part of the Property, then such tax or assessment shall be paid by Tenant to Landlord immediately upon presentation by Landlord of copies of the tax bills in which such taxes and assessments are included and shall, for the purposes of this Lease, be deemed to be personal property taxes or assessments under this Section 4.1.

                             5.  OPERATING EXPENSES

        5.1.    Payment Of Operating Expenses.

                (a) Tenant shall pay to Landlord, at the time and in the manner hereinafter set forth, as additional rental, an amount equal to fourteen and eight-tenths percent (14.8%) ("Tenant's Operating Cost Share") of the Operating Expenses defined in Section 5.2; provided, however, that in no event shall the amount payable by Tenant pursuant to Tenant's Operating Cost Share during the first twelve (12) months of the term of this Lease exceed Fourteen Cents ($0.14) per share foot per month (applied to the "deemed" square footage occupied by Tenant as described in this paragraph), nor shall the amount per square foot per month payable by Tenant pursuant to Tenant's Operating Cost Share during any subsequent 12-month period of the initial term beginning on an anniversary of the Commencement Date exceed one hundred five percent (105%) of the maximum amount per square foot per month applicable to the immediately preceding 12-month period pursuant to this proviso (so that, for example, the maximum amount payable in the second such 12-month period shall be $0.147 per square foot per month and the maximum amount payable in the third such 12-month period shall be $0.15435 per square foot per month); and provided further, however, that notwithstanding any other provisions of this Lease, if Tenant waives or otherwise fails to exercise its early termination right within the time permitted under Section 2.1(b) hereof, then during months 7 through 12 of the term of this Lease, Tenant shall not be required to pay any Operating Expenses.

                (b) Tenant's Operating Cost Share as specified in paragraph (a) of this Section is based upon an estimated area of 20,325 square feet for the Premises and an aggregate area of 137,580 square feet for the buildings owned by Landlord on the Property. If the actual area of the Premises (when completed) or of the buildings owned by Landlord, as determined in good faith by Landlord's architect on a basis consistent with that used in measuring other leased premises within the Center, differs from the assumed numbers set forth above, or if the area of the Premises increases due to Tenant's exercise of its first refusal right under Section 1.3 hereof, Tenant's Operating Cost Share shall be adjusted to reflect the actual areas so determined.

          (c) If Landlord constructs additional buildings on the Property from time to time, Tenant's Operating Cost Share shall be adjusted to be equal to the percentage determined by dividing the gross square footage of the Premises (including any additional space occupied by Tenant from time to time) by the gross square footage of all buildings located on portions of the Property owned by Landlord. In determining said percentage, a building shall be taken into account from and after the date on which a tenant first enters into possession of the building or a portion thereof, and the good faith determination of the gross square footage of any such building by Landlord's architects shall be final and binding upon the parties.

    5.2.  Definition of Operating Expenses.

          (a) Subject to the exclusions and provisions hereinafter contained, the term "Operating Expenses" shall mean the total costs and expenses incurred by or allocable to Landlord ("Costs") for management, operation and maintenance of the Building and the Property, including, without limitation, (i) insurance, property management, building maintenance, landscaping and common area maintenance; (ii) all utilities and services; (iii) real and personal property taxes and assessments or substitutes therefor and new taxes on landlords in addition to taxes now in effect; (iv) supplies, equipment, utilities and tools used in management, operation and maintenance; and (v) capital improvements to the Property or Building, amortized in accordance with generally accepted accounting principles over an appropriate period, (aa) which reduce or will cause future reduction of other items of Operating Expenses for which Tenant is otherwise required to contribute or (bb) of which Tenant has use or which benefit Tenant or (cc) which are allocable to or paid by Landlord, as owner of the Property or Building, pursuant to the terms of any declarations of covenants, conditions and restrictions ("CC&R's"), all underwriter's requirements and all rules, regulations, statutes, ordinances, laws and building codes ("Laws") affecting the Property. Capital improvements shall not include any costs attributable to increasing the size of or otherwise expanding the Building or the cost of the work for which Landlord is required to pay under
Section 2.4 or Exhibit C. The distinction between items of ordinary operating maintenance and repair and items of a capital nature shall be made in accordance with generally accepted accounting principles applied on a consistent basis.

        (b) Notwithstanding Section 5.2(a), in no event shall Operating Expenses be deemed to include the following:

            (i) Costs occasioned by the violation of Law by Landlord or its agents;

            (ii)  Costs for which Landlord has been reimbursed by others;

            (iii) Increases in taxes, assessments and/or other governmental levies after the Commencement Date occasioned by (A) a voluntary or involuntary change of ownership or other conveyance of the real property of which the Premises is a part (1) to any person or entity affiliated with or related to Landlord or the partners, shareholders, officers or directors of Landlord or (2) in connection with estate planning or (3) which is not otherwise a bona fide, arm's length sale to an unrelated third party; and (B) construction of improvements for other occupants of the Building or the Center; provided, however, that increases that result from the construction of improvements in areas which are in "shell condition" as of the date of this Lease shall only be excluded from Operating Expenses to the extent that the increases result from construction costs that exceed Twenty-Five Dollars ($25.00) per square foot, which sum shall be adjusted annually on the anniversary of the date of this Lease to reflect increases, but not decreases in the Consumer Price Index, which adjustment shall be made in accordance with provisions comparable to those set forth in Section 3.1(f);

            (iv) Governmental fees or levies that are occasioned by the particular uses of the Building or the Center by occupants other than Tenant;

            (v) Costs to bring the Premises, the Building or the Center into compliance with any CC&R's, underwriter's requirements or Laws applicable thereto on the Commencement Date;

            (vi) Costs (A) arising from a disproportionate use of any utility or service supplied by Landlord to any other occupant of the Center or
(B) associated with utilities and services of a type not provided to Tenant;

            (vii) The cost of any renovation, improvement, painting or redecorating of the interior of the premises of other occupants of the Center (other than capital improvements of the type described in Section 5.2(a)(v));

            (viii) Fees, commissions, attorneys' fees, or other Costs incurred in connection with negotiations or disputes with any other occupant of the Center and costs arising from the violation by Landlord or any occupant of the Center (other than Tenant) of the terms and conditions of any lease or other agreement;

            (ix) Depreciation or amortization (other than depreciation or amortization on capital items of the type described in Section 5.2(a)(v)) or expense reserves;

            (x) Interest, charges and fees incurred on debt, payments on mortgages and rent under any ground leases;

            (xi) Costs incurred in connection with the operating of any commercial parking concessions or other commercial concessions within the Center;

            (xii)   Advertising or promotional costs;

            (xiii) Lease payments and acquisition costs for capital machinery and equipment such as air conditioners, elevators and the like (other than for capital items of the type described in Section 5.2(a)(v));

            (xiv)   Costs of sculptures, paintings and other art objects;

            (xv) Increases in insurance Costs caused by the activities of another occupant of the Center and any commercially unreasonable insurance costs;

            (xvi) Costs incurred to investigate the presence of any hazardous substance (as defined in Section 9.6), Costs to respond to any claim of hazardous substance contamination or damage, Costs to remove any hazardous substance from the Center and any judgments or other Costs incurred in connection with any hazardous substance exposure or releases, it being understood, however, that all such Costs attributable to Tenant's handling, use, storage, transportation, generation, treatment and/or disposal of hazardous substance shall be reimbursed by Tenant to Landlord in accordance with Tenant's obligations under other provisions of this Lease;

            (xvii) Wages, salaries, compensation and labor burden for any employee, but only to the extent such employee's services do not relate to the Building or the Center, and any fee, profit or compensation retained by Landlord or its affiliates for management and administration of the Center in excess of the management fee which would be charged by a professional management service for operation of comparable centers in the vicinity; and

            (xviii) Costs for which Tenant reimburses Landlord directly or which Tenant pays directly to a third person but only to the extent such payment to a third person reduces Landlord's Costs.

        (c) Notwithstanding Section 5.2(a), if, at any time prior to expiration of the initial term of this Lease (approximately 60 months), the property on which the Premises are located is sold in a transaction not described in
Section 5.2(b)(iii)(A) of this Lease and such sale results in a reassessment of the property for California property tax purposes, then for the remainder of the initial term of this Lease, Tenant shall receive a credit against each payment of its Operating Cost Share in an amount equal to that portion (if any) of such payment of Tenant's Operating Cost Share that represents increased California property taxes and assessments attributable solely to the change in ownership that occurred in connection with such sale.

        5.3. Determination Of Operating Expenses. On or before the Commencement Date and during the last month of each calendar year of the term of this Lease ("Lease Year"), or as soon thereafter as practical, Landlord shall provide Tenant notice of Landlord's estimate of the Operating Expenses for the ensuing Lease Year or applicable portion thereof. On or before the first day of each month during the ensuing Lease year or applicable portion thereof, beginning on the Commencement Date, Tenant shall ????? to Landlord Tenant's Operating Cost Share of the portion of such estimated Operating Expenses allocable (on a prorata basis) to such month; provided, however, that if such notice is not given in the last month of a Lease year, Tenant shall continue to pay on the basis of the prior year's estimate, if any, until the month after such notice is given. If at any time or times it appears to Landlord that the actual Operating Expenses will vary from Landlord's estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for such year and subsequent payments by Tenant for such year shall be based upon such revised estimate.

        5.4. Final Accounting For Lease Year. Within ninety (90) days after the close of each Lease Year, or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of Tenant's Operating Cost Share of the Operating Expenses for such Lease Year prepared by Landlord from Landlord's books and records. If on the basis of such statement Tenant owes an amount that is more or less than the estimated payments for such calendar year previously made by Tenant, Tenant or Landlord, as the case may be, shall pay the deficiency to the other party within thirty (30) days after delivery of the statement. Upon five (5) days written notice to Landlord given not later than sixty (60) days after Tenant's receipt of an annual statement of Tenant's Operating Cost Share of the Operating Expenses for such Lease Year, Tenant shall be entitled to conduct an audit of Landlord's records to verify actual Operating Expenses. Tenant and all recipients of information from Landlord's records shall hold such information in the strictest confidence and fully compensate Landlord for any damages that result for any breach of such confidentiality. Tenant shall provide a copy of the audit report to Landlord. If it is determined that Tenant owes an amount that is more or less than the amount shown in Landlord's statement, Tenant or Landlord, as the case may be, shall pay the deficiency to the other party within thirty (30) days after such determination has been made. If it is determined that the amount shown in Landlord's statement as Tenant's Operating Cost Share of the Operating Expenses for the Lease Year audit exceeds by more than five percent (5%) the correct amount of Tenant's Operating Cost Share of the Operating Expenses for such year, Landlord shall promptly reimburse the reasonable costs incurred by Tenant in conducting the audit. If it is determined that the amount shown in Landlord's statement is correct or that Tenant owes an additional amount, Tenant shall promptly reimburse the reasonable costs incurred by Landlord in connection with the audit. In all other cases, each party shall bear their own expenses in connection with the audit.

        5.5. Proration. If the Commencement Date falls on a day other than the first day of a Lease Year or if this Lease terminates on a day other than the last day of a Lease Year, the amount of Tenant's Operating Cost Share payable by Tenant applicable to such first and last partial Lease Year shall be prorated on the basis which the number of days during such Lease Year in which this Lease is in effect bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 5.4 to be performed after such termination.

                                  6. UTILITIES

        6.1. Payment. Commencing with the Commencement Date and thereafter throughout the term of this Lease, Tenant shall pay, before delinquency, all separately metered charges, if any, for water, gas, heat, electricity, power, sewer, telephone, alarm system, janitorial and other services or utilities supplied to or consumed in or upon the Premises. In the event that any of the utility services supplied to the Premises are not separately metered, then the amount thereof shall be an item of Operating Expenses and shall be paid as provided in Article 5.

        6.2. Interruption. Except as expressly provided in this Section 6.2, there shall be no abatement of rent or other charges required to be paid hereunder and Landlord shall not be liable in damages or otherwise for interruption or failure of any service or utility furnished to or used in the Premises ("Service Interruption") because of accident, making of repairs, alterations or improvements, severe weather, difficulty or inability in obtaining services or supplies, labor difficulties or any other cause. If Landlord is the cause of a Service Interruption and Tenant has not itself been a contributing cause of the Service Interruption and the Service Interruption continues for five or more consecutive days and is of such a nature as materially to impair Tenant's use of the Premises, beginning on the sixth day Tenant's rental and Tenant's Operating Cost Share shall abate to the extent Tenant's use of the Premises is impaired until the Service Interruption ends. If a Service Interruption of the type described in the prior sentence continues for 120 or more days, Tenant may elect to terminate this Lease by giving Landlord written notice which notice may be given at any time before the Service Interruption ends. Landlord shall use reasonable efforts to avoid causing Service Interruptions that impair Tenant's use of the Premises, and if such a Service Interruption cannot reasonably be avoided, Landlord shall use reasonable efforts to minimize the inconvenience to Tenant's normal business operations.

                                 7. ALTERATIONS

        7.1. Right To Make Alterations. Tenant shall make no alterations, additions or improvements to the Premises, other than interior non-structural alterations costing less than Five Thousand Dollars ($5,000.00) in each instance, without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed. All such alterations, additions and improvements shall be completed with due diligence in a first-class workmanlike manner and in compliance with plans and specifications approved in writing by Landlord and all applicable laws, ordinances, rules and regulations.

        7.2. Title To Alterations. All alterations, additions and improvements installed pursuant to this Lease shall be part of the Building and the property of Landlord, unless Landlord elects to require Tenant to remove the same upon the termination of this Lease; provided, however, that the foregoing shall not apply to Tenant's personal property, including but not limited to movable furniture and trade fixtures not affixed to the Property ("Tenant's Property"), which shall at all times remain the sole property of Tenant and as between Tenant and Landlord, Tenant shall be entitled to all depreciation, amortization and other tax benefits with respect to Tenant's Property.

        7.3. Tenant Fixtures. Notwithstanding the foregoing, Tenant may install, remove and reinstall Tenant's Property without Landlord's prior written consent, except that any fixtures which are affixed to the Premises or which affect the exterior or structural portions of the Building shall require Landlord's written approval, and except that Tenant shall have no right to remove laboratory equipment and systems or other improvements installed or left on the Premises by Landlord at the Commencement Date pursuant to Exhibit C hereto. The preceding sentence shall apply to Tenant's signs, logos and insignia, all of which Tenant shall have the right to place and remove and replace solely with Landlord's prior written consent as to location, size and composition. Tenant shall immediately repair any damage caused by installation and removal of fixtures under this Section 7.3. Without limiting the generality of this Section 7.3, and notwithstanding anything to the contrary in Section 16.1(a) hereof, the walk-in refrigerator listed on Exhibit C-1 hereto is the property of Landlord and Tenant shall have no right to remove such walk-in refrigerator.

        7.4. No Liens. Tenant shall at all times keep the Premises free from all liens and claims of any contractors, subcontractors, materialmen, suppliers or any other parties employed either directly or indirectly by Tenant in construction work on the Premises. Tenant may contest any claim of lien, but only if, prior to such contest, Tenant either (i) posts security in the amount of the claim, plus estimated costs and interest, or (ii) records a bond of a responsible corporate surety in such amount as may be required to release the lien from the Premises. Tenant shall indemnify, defend and hold Landlord harmless against liability, loss, damage, cost and all other expenses, including, without limitation, reasonable attorneys' fees, arising out of claims of any lien for work performed or materials or supplies furnished at the request of Tenant or persons claiming under Tenant. Landlord shall have no lien on any item of Tenant's Property and hereby waives any such lien. Within ten (10) days following receipt of Tenant's written request, Landlord shall execute a written acknowledgement for the benefit of any supplier, lessor or lender of Tenant that Landlord waives any rights or liens it may have or acquire with respect to Tenant's Property, if the supplier, lessor or lender agrees in writing that (i) if it intends to exercise its rights with respect to the Tenant's Property specified in the acknowledgement, it will remove such Tenant's Property before the expiration of the term of the Lease or within fifteen days after it has been notified that the Lease has been terminated early, (ii) if it removes Tenant's Property from the Premises, it will repair any damages caused by such removal and (iii) Landlord shall have no obligation to it as a result of any act or omission of the Tenant with respect to such Tenant's Property.

                           8. MAINTENANCE AND REPAIRS

        8.1     Landlord's Work.

                (a) Maintenance of Common Areas. Landlord shall maintain the parking lots and other common areas existing from time to time on the Property at maintenance levels generally provided for comparable buildings in the vicinity of the Premises.

                (b) Repair and Maintenance of Building. Landlord shall repair and maintain or cause to be repaired and maintained those portions of the Building outside of the Premises and the exterior walls and other structural portions of the Building. The cost of all work performed by Landlord under this
Section 8.1(a) shall be an Operating Expense hereunder, except to the extent such work (i) is required due to the negligence of Landlord or any other tenant of the Building, (ii) is a service to a specific tenant or tenants, other than Tenant, (iii) is a capital expense not includible as an Operating Expense under
Section 5.2 hereof, (iv) is required due to the negligence or willful misconduct of Tenant or its agents, employees or invitees (in which event Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section 10.6 hereof), (v) is required as a consequence of any violation of any Laws applicable to the Building as of the Commencement Date,
(vi) is work for which Landlord has been reimbursed by others, but only to the extent of such reimbursement or (vii) is nonstructural work done within any interior portion of the Building outside the demising walls of the Premises and is not of a type described in Section 5.3(a)(v).

        8.2     Tenant's Obligation For Maintenance.

                (a) Good Order, Condition And Repair. By accepting possession of the Premises, Tenant acknowledges that the Premises are in good and sanitary order, condition and repair, but such acceptance shall not be deemed a waiver of Tenant's right to have defects in the Premises repaired at Landlord's expense as otherwise provided in this Lease. Except as provided in Section 8.1 hereof, Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the Premises and every part thereof, wherever located, including but not limited to the signs, interior, the face of the ceiling over Tenant's floor space, HVAC equipment and related mechanical systems serving the Premises, all doors, door checks, windows, plate glass, door fronts, exposed plumbing and sewage and other utility facilities, fixtures, lighting, wall surfaces, floor surfaces and ceiling surfaces and all other interior repairs, foreseen and unforeseen, as required.

                (b) Remedies for Work in Premises. If either party, after notice from the other, fails to make or perform promptly any repairs or maintenance within the Premises which are the obligation of such party, the party giving notice shall have the right, but shall not be required, to enter the Premises and make the repairs or perform the maintenance necessary to restore the Premises to good and sanitary order, condition and repair. Immediately on demand from the party giving notice, the cost of such repairs shall be due and payable by the other party to the party giving notice.

                (c) Condition Upon Surrender. At the expiration or sooner termination of this Lease, Tenant shall surrender the Premises, including any additions, alterations and improvements thereto, broom clean, in good and sanitary order, condition and repair, ordinary wear and tear excepted, first, however, removing all goods and effects of Tenant, and fixtures and items required to be removed or specified to be removed at Landlord's election pursuant to this Lease, and repairing any damage caused by such removal.

                              9.  USE OF PREMISES

        9.1. Permitted Use. Tenant shall use the Premises solely for research and development, laboratories, production of instruments and reagents and related office and administrative uses, and for no other purpose.

        9.2. Requirement Of Continued Use. Tenant shall not at any time leave the Premises unoccupied or vacant, and shall continuously during the term of this Lease conduct and carry on in the Premises the use permitted hereunder.

        9.3. No Nuisance. Tenant shall not use the Premises for or carry on or permit upon the Premises or any part thereof any offensive, noisy or dangerous trade, business, manufacture, occupation, odor or fumes, or any nuisance or anything against public policy, nor interfere with the rights or business of any other tenants or of Landlord in the Building, nor make any other unreasonable use of the Premises. Tenant shall not do or permit anything to be done in or about the Premises, nor bring nor keep anything therein, which will in any way cause the Premises to be uninsurable with respect to the insurance required by this Lease or with respect to standard fire and extended coverage insurance with vandalism, malicious mischief and riot endorsements.

9.4. Compliance With Laws. Tenant shall not use the Premises or permit the Premises to be used in whole or in part for any purpose or use that is in violation of any applicable laws, ordinances, regulations or rules of any governmental agency or public authority. Tenant shall keep the Premises equipped with all safety appliances required by law, ordinance or insurance on the Premises, or any order or regulation of any public authority because of Tenant's particular use of the Premises. Tenant shall procure all licenses and permits required for use of the Premises. Tenant shall use the Premises in strict accordance with all applicable ordinances, rules, laws and regulations and shall comply with all requirements of all governmental authorities now in force or which may hereafter be in force pertaining to the use of the Premises by Tenant, including, without limitation, regulations applicable to noise, water, soil and air pollution, and making such nonstructural alterations and additions thereto as may be required from time to time by such laws, ordinances, rules, regulations and requirements of governmental authorities or insurers of the Premises (collectively and inclusive of all "Laws" as defined in Section 5.2, "Requirements") because of Tenant's construction of improvements in or other particular use of the Premises. Notwithstanding the foregoing, if on the Commencement Date the Premises are not in compliance with all then applicable Requirements, Landlord and not Tenant shall be responsible for causing the Premises to comply with such Requirements and Tenant shall not be required to pay and of the cost of such compliance. Any structural alterations or additions required from time to time by applicable Requirements because of Tenant's construction of improvements in or other particular use of the Premises shall, at Landlord's election, either (i) be made by Tenant, at Tenant's sole cost and expense, in accordance with the procedures and standards set forth in Section
7.1 for alterations by Tenant, or (ii) be made by Landlord at Tenant's sole cost and expense, in which event Tenant shall pay to Landlord as additional rent, within ten (10) days after demand by Landlord, an amount equal to all costs incurred by Landlord in connection with such alterations or additions.

        9.5. Liquidation Sales. Tenant shall not conduct or permit to be conducted any bankruptcy sale, liquidation sale, or going out of business sale, in, upon or about the Premises, whether said auction or sale be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.

        9.6.    Environmental Matters.

                (a) For purposes of this Section, "hazardous substance" shall mean the substances included within the definitions of the term "hazardous substance" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq. and to regulations promulgated thereunder, as amended, and the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code Sections 25300 et seq., and regulations promulgated thereunder, as amended; "hazardous waste" shall mean (i) any waste listed as or meeting the identified characteristics of a "hazardous waste" under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., and regulations promulgated pursuant thereto, as amended ??????????????????????????????????????????????
characteristics of "hazardous waste," "extremely hazardous waste," or "restricted hazardous waste" under the California Hazardous Waste Control Law, California Health & Safety Code Section 25100 et seq. and regulations promulgated pursuant thereto, as amended (collectively, the "CHWCL"), and/or
(iii) any waste meeting the characteristics of "medical waste" under California Health and Safety Code Section 25015-25027.8, and regulations promulgated thereunder, as amended; and "hazardous waste facility" shall mean a hazardous waste facility as defined under the CHWCL. "Radioactive materials" or ???liation," shall mean the materials defined in Title 26, California Code of Regulations .7-30100, and/or any other materials possessing the characteristics of the materials so defined.

        (b)  Without limiting the generality of the obligations set forth in
Section 9.4 above, Tenant covenants that it will comply with all applicable laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to Tenant's receipt, use, handling, generation, transportation, storage, treatment and/or disposal of hazardous substances or wastes and any radiation and radioactive materials. Without limiting the generality of the foregoing.

             (i) Tenant agrees that it shall not (A) operate on the Premises any facility required to be permitted or licensed as a hazardous waste facility or for which interim status as such is legally required, nor (B) store any hazardous wastes on the Premises beyond the period permitted by law.

             (ii) Tenant agrees to comply with all applicable laws, rules, regulations, orders and permits relating to underground storage tanks which are installed or used by Tenant (including any installation, monitoring, maintenance, closure and/or removal of such tanks) as such tanks are defined in California Health & Safety Code Section 25281(x), including, without limitation, complying with California Health & Safety Code Sections 25280-25299.7 and the regulations promulgated thereunder, as amended.

        (c) If requested by Landlord, Tenant will promptly provide Landlord with copies of the following:

             (i) All permits, licenses, registrations and other similar documents that authorize Tenant to conduct any activities involving the receipt, use, handling, generation, transportation, storage, treatment and/or disposal of hazardous substances or wastes and any radiation and radioactive materials in connection with Tenant's authorized use of the Premises, including, but not limited to, all industrial wastewater discharge permits and permits for underground storage tanks which are installed or used by Tenant;

             (ii) A list of all hazardous substances and/or wastes and radiation and/or radioactive materials that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of in connection with its operations on the Premises, which list may be in any reasonable form selected by Tenant and may, for example, consist of copies of all Material Safety Data Sheets ("MSDS's"), if any, required to be completed with respect to operations of Tenant at the Premises in accordance with Title 26, California Code of Regulations Section 8-5194(g) or 42 U.S.C. Section 11021, or any amendments thereto, or any Hazardous Materials Inventory Sheet that details the MSDS's, so long as the materials provided by Tenant list all such hazardous substances and/or wastes and radiation and radioactive materials;

             (iii) A copy of any Hazardous Materials Management Plan required by law with respect to Tenant's operations at the Premises;

             (iv) Copies of any Contingency Plans and Emergency Procedures required of Tenant due to its operations in accordance with Title 26, California Code of Regulations Section 22-67140 et seq. and any amendments thereto; and

             (v)   Any information of the type described in clauses (i) through
(iv) which changes, updates, or supplements any such information previously provided to Landlord.

        (d) If requested by Landlord in connection with Landlord's sale or refinancing of the Center or the Building or in connection with the sale of reorganization of Landlord's business or assets. Tenants shall provide Landlord with access to, and shall allow Landlord to copy at Landlord's expense, any other information or materials which Tenant is legally required to prepare or maintain relating to hazardous substances and/or wastes and radiator and/or radioactive materials that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of in connection with its operations on the Premises, including, but not limited to:

                (i) Copies of all hazardous waste manifests (as defined in Title 26, California Code of Regulations Section 22-66481), if any, that Tenant is required to complete in connection with its operations at the Premises;

                (ii) Copies of any biennial reports to be furnished to the California Department of Health Services relating to hazardous substances or wastes;

                (iii) Copies of any other lists, inventories and any Form R or inventory reports of hazardous substances and/or wastes on or about the Property or Premises that Tenant is otherwise required to prepare and file with any governmental or regulatory authority; and

                (iv) All inspection reports and other materials that tenant is legally required to maintain and/or file with any governmental or regulatory authority in connection with the receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation.

        (e) Landlord agrees that if any information provided by Tenant under Section 9.6(c) or 9.6(d) includes information which is proprietary or confidential to Tenant and is not otherwise publicly available and if such information is marked by Tenant as "confidential," "proprietary" or with a similar designation, all recipients of such information, including but not limited to Landlord, shall hold such information in the strictest confidence and compensate Tenant for any damages resulting from any breach of such confidentiality.

        (f) Tenant agrees to notify Landlord in writing of any unauthorized release by Tenant into the environment of any hazardous wastes or substances or radiation or radioactive materials within twenty-four hours of the time at which Tenant became aware of such release.

        (g) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses (including, but not limited to, loss of rental income and loss due to business interruption), damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to any unauthorized release into the environment of hazardous substances or wastes or radiation or radioactive materials by Tenant, or Tenant's failure to comply with any subparagraphs of this paragraph 9.6. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses (including, but not limited to, loss of rental income and loss due to business interruption), damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to any unauthorized release into the environment of hazardous substances or wastes or radiation or radioactive materials (i) which are present in the Building or Center on the date of this Lease or (ii) to the extent they result from the negligence or willful misconduct or omission by Landlord.

        (h) Notwithstanding Landlord's rights of inspection and review, under this paragraph 9.6, Landlord shall have no obligation or duty to so inspect or review, and no third party shall be entitled to rely on Landlord to conduct any sort of inspection or review by reason of the provisions of this paragraph 9.6.

        (i) If Tenant receives, handles, uses, stores, transports, generates, treats and/or disposes of any hazardous substances or wastes or radiation or radioactive materials on the Premises at any time during the term of this Lease, then within thirty (30) days after termination or expiration of this Lease, Tenant, at its sole cost and expense shall obtain and deliver to Landlord an environmental study, performed by an expert reasonably satisfactory to Landlord, evaluating the presence or absence of hazardous substances and wastes, radiation and radioactive materials on the Premises. Such study shall be based on a reasonable and prudent level of tests and investigations of the Premises, which tests shall be conducted no earlier than the date of termination or expiration of this Lease. Liability for any remedial actions required or recommended on the basis of such study shall be allocated in accordance with Sections 9.4, 9.6, 10.6 and other applicable provisions of this Lease, except Tenant shall not be responsible for substances or wastes not handled, used, stored, transported, generated, treated and/or disposed of on or about the Premises by Tenant.

        (j) The provisions of this Section 9.6 shall survive the termination of this lease.

                          10. INSURANCE AND INDEMNITY

10.1. Liability Insurance. Tenant shall procure and maintain in full force and effect during the term of this Lease comprehensive public liability and property damage insurance to protect against any liability to the public, or to any invitee of Tenant or Landlord, arising out of or related to the use of or resulting from any accident occurring in, upon or about the Premises, with limits of liability of not less than (i) One Million Dollars ($1,000,000.00) for injury to or death of one person, (ii) Three Million Dollars ($3,000,000.00) for personal injury or death, per occurrence, and (iii) Five Hundred Thousand Dollars ($500,000.00) for property damage or a combined single limit of public liability and property damage insurance of not less than five Million Dollars ($5,000,000.00). Such insurance shall name Landlord as an additional insured thereunder.

        10.2 Quality Of Policies And Certificates. All policies of insurance required hereunder shall be issued by responsible insurers. Tenant shall deliver to Landlord copies of policies or certificates of insurance showing that said policies are in effect. The coverage provided by such policies shall include the clause or endorsement referred to in Section 10.4. If Tenant fails to acquire, maintain or renew any insurance required to be maintained by it under this Article 10 or to pay the premium therefor, then Landlord, at its option and in addition to its other remedies, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance shall be repaid upon demand, with interest as provided in Section 3.2 hereof. Tenant shall obtain written undertakings from each insurer under policies required to be maintained by it to notify all insureds thereunder at least thirty (30) days prior to cancellation, amendment or revision of coverage.

        10.3 Workers' Compensation. Tenant shall maintain in full force and effect during term of this Lease workers' compensation insurance covering all of Tenant's employees working on the Premises.

        10.4 Waiver Of Subrogation. To the extent permitted by law and without affecting the coverage by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other (i) damages for injury to or death of persons, (ii) damage to property, (iii) damage to the Premises or any part thereof, or (iv) claims arising by reason of any of the foregoing, but only to the extent that any of the foregoing damages and claims under subparts (i)-(iv) hereof are covered, and only to the extent of such coverage, by insurance actually carried or required to be carried hereunder by either Landlord or Tenant. This provision is intended to waive fully, and for the benefit of each party, any rights and claims which might give rise to a right of subrogation in any insurance carrier. Each party shall use its best efforts to procure a clause or endorsement on any policy required under this Article 10 denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. If such insurance policies cannot be obtained with such waiver of subrogation, or if such waiver of subrogation is only available at additional cost and the party for whose benefit the waiver is not obtained does not ay such additional cost, then the party obtaining such insurance shall immediately notify the other party of that fact and such waiver shall not be required. Coverage provided by insurance maintained by Tenant under this Article 10 shall not be limited, reduced or diminished by virtue of the subrogation waiver herein contained.

        10.5. Increase In Premiums. Tenant shall do all acts and pay all expenses necessary to insure that the Premises are not used for purposes prohibited by any applicable fire insurance, and that Tenant's use of the Premises complies with all requirements necessary to obtain any such insurance. If Tenant uses or permits the Premises to be used in a manner which increases the existing rate of any insurance on the Premises carried by Landlord, Tenant shall pay the amount of the increase in premium caused thereby, and

Landlords's costs of obtaining other replacement insurance policies, including any increase in premium, within ten (10) days after demand therefor by Landlord.

        10.6. Tenant's Indemnification. Tenant shall indemnify, defend and hold Landlord, its partners, shareholders, officers, directors, affiliates, agents, employees and contractors, harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys' fees), damages or expenses of any kind arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur by reason of the use, occupancy and enjoyment of the Premises by Tenant or any invitees, sublessees, licensees, assignees, employees, agents or contractors of Tenant or holding under Tenant from any cause whatsoever other than the gross negligence or willful misconduct or omission by Landlord, its agents or employees. Landlord, its partners, shareholders, officers, directors, affiliates, agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such persons for, damages to goods, wares and merchandise in or upon the Premises, or for injuries to Tenant, its agents or third persons in or upon the Premises, from any cause whatsoever other than (a) the gross negligence or willful misconduct or omission by Landlord, its agent or employees, for which Landlord shall indemnify, defend and hold Tenant, its partners, shareholders, officers, directors, affiliates, agents, employees and contractors, harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys' fees), damages or expenses of any kind arising therefrom which may be brought or made against Tenant or which Tenant may pay or incur by reason of such gross negligence or willful misconduct or omission by Landlord, its agents or employees (b) claims to which Landlord's indemnification obligations under
Section 9.6(g) apply.

        10.7. Blanket Policy. Any policy required to be maintained hereunder may be maintained under a so-called "blanket policy" insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished.

                          11.  SUBLEASE AND ASSIGNMENT

        11.1. Assignment And Sublease Of Premises. Tenant shall not have the right or ?????? to assign its interest in this Lease, or make any sublease, nor shall any interest of Tenant under this Lease be assignable involuntarily or by operation of law, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Any purported sublease or assignment of Tenant's interest in this Lease requiring but not having receive Landlord's consent thereto shall be void. Without limiting the generality of the foregoing, Landlord may withhold consent to any proposed subletting or assignment solely on the ground that the proposed subtenant or assignee is reasonably likely to be incompatible with Landlord's use of the balance of the Building or Property. Any dissolution, consolidation, merger or other reorganization of Tenant, or any sale or transfer of the stock of or other interest in Tenant, or any series of one or more of such events, involving in the aggregate a change of fifty percent (50%) or more in the beneficial ownership of Tenant or its assets shall be deemed to be an assignment hereunder and shall be void without the prior written consent of Landlord as required above. Notwithstanding any other provisions of this
Section 11.1, Landlord's written consent shall not be required for (a) any assignment or sublease by Tenant to a parent, subsidiary or affiliate of Tenant, provided that Tenant provides Landlord with prior written notice of such assignment or sublease, that the assignee (if applicable) shall expressly assume in writing, for the benefit of Landlord, the obligations of Tenant under this Lease, and that all other provisions of this Article 11 shall remain applicable to such assignment or sublease; or (b) any consolidation, merger or other reorganization of Tenant or sale of substantially all of the stock or assets of Tenant, provided that the successor (if a different legal entity from Tenant) or asset purchaser shall expressly assume in writing, for the benefit of Landlord, the obligations of Tenant under this Lease, that such successor or asset purchaser shall have a net worth and net current assets (each determined in accordance with generally accepted accounting principles) not materially less than those of Tenant both at the execution of this Lease and immediately prior to the applicable transaction, that all other provisions of this Article 11 shall remain applicable to the parties to such transaction and that Tenant shall provide Landlord with prior written notice of the transaction and with evidence reasonably satisfactory to Landlord of the satisfaction of the foregoing conditions.

        11.2.   Rights Of Landlord.

                (a) Consent by Landlord to one or more assignments of this Lease, or to one or more sublettings of the Premises, or collection of rent by Landlord from any assignee or sublessee, shall not operate to exhaust Landlord's rights under this Article ??? or constitute consent to any subsequent assignment or subletting. No assignment of Tenant's interest in this Lease and no sublease shall relieve Tenant of its obligations hereunder, notwithstanding any waiver or extension of time granted by Landlord to any assignee or sublessee, or the failure of Landlord to assert its rights against any assignee or sublessee, and regardless of whether Landlord's consent thereto is given or required to be given hereunder. In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition, Tenant immediately and irrevocably assigns to Landlord, as security for Tenant's obligations under this Lease, all rent from any subletting of all or a part of the Premises as permitted under this Lease, and Landlord, as Tenant's assignee and as attorney-in-fact for Tenant, or any receiver for Tenant appointed on Landlord's application, may collect such rent and apply it toward Tenant's obligations under this Lease; except that, until the occurrence of an act of default by Tenant, Tenant shall have the right to collect such rent.

        (b) Upon any assignment of Tenant's interest in this Lease, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half (1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such assignment, after first deducting therefrom (i) the unamortized cost of any leasehold improvements previously made in the Premises and paid for by Tenant (for which purpose improvements paid for by Landlord pursuant to any tenant improvement allowance under Exhibit C hereto shall not be construed to have been paid for by Tenant),
(ii) any costs incurred by Tenant for leasehold improvements (including, but not limited to, third-party architectural and space planning costs) in the Premises in connection with such assignment, and (iii) any real estate commissions and/or attorneys' fees incurred by Tenant in connection with such assignment.

        (c) Upon any sublease of all or any portion of Premises, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half (1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such sublease, after first deducting therefrom (i) the rental due hereunder for the corresponding period, prorated to reflect only rental allocable to the subleased portion of the Premises, (ii) any costs incurred by Tenant for leasehold improvements in the subleased portion of the Premises (including, but not limited to, third-party architectural and space planning costs) for the specific benefit of the sublessee in connection with such sublease, amortized over the term of the sublease, (iii) any real estate commissions and/or attorneys' fees incurred by Tenant in connection with such sublease, amortized over the term of such sublease, and (iv) the unamortized cost of any leasehold improvements previously made and paid for by Tenant with respect to the subleased portion of the Premises (subject to the same limitation set forth in clause (b)(i) above.)

                     12. RIGHT OF ENTRY AND QUIET ENJOYMENT

        12.1. Right Of Entry. Landlord and its authorized representatives shall have the right to enter the Premises at any time during the term of this Lease during normal business hours and upon not less than twenty-four (24) hours prior notice and shall at all times be accompanied by one of Tenant's employees, except in the case of emergency, for the purpose of inspecting and determining the condition of the Premises or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem necessary, to show the Premises to prospective purchasers, to show the Premises to prospective tenants, and to post notices of nonresponsibility. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of making any repairs or performing any work upon the Premises and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever, provided, however, Landlord shall use reasonable efforts to minimize the inconvenience to Tenant's normal business operations caused thereby. Landlord shall fully comply with Tenant's reasonable rules and regulations while entering or inspecting the Premises provided that Tenant has informed Landlord of such rules and regulations.

        12.2. Quiet Enjoyment. Landlord covenants that Tenant, upon paying the rent and performing its obligations hereunder and subject to all the terms and conditions of this Lease, shall peacefully and quietly have, hold and enjoy the Premises throughout the term of this Lease, or until this Lease is terminated as provided by this Lease.

                            13.  CASUALTY AND TAKING

        13.1. Termination Or Reconstruction. If during the term of this Lease the Premises or Building, or any substantial part of either, (i) are damaged materially by fire or other casualty or by action of public or other authority in consequence thereof and cannot reasonably be expected to be substantially repairable within 120 days following the date on which the damage was sustained, (ii) are taken by eminent domain or by reason of any public improvement or condemnation proceeding, or in any manner by exercise of the right of eminent domain (including any transfer in avoidance of an exercise of the power of eminent domain), or (iii) receive irreparable damage by reason of anything lawfully done under color of public or other authority (the foregoing events are herein collectively referred to as a "Casualty or Taking"), this Lease shall terminate as to the entire Premises at Landlord's election by written notice given to Tenant within sixty (60) days after the Casualty or Taking has occurred. If Landlord does not elect to terminate this Lease as hereinabove provided and Tenant does not elect to terminate the Lease as provided in Section 13.2, Landlord shall repair and restore the Premises and the Building as nearly as reasonably possible to the condition existing before the Casualty or Taking.

        13.2. Tenant's Rights. If any portion of the Premises is affected by a Casualty or Taking and, if the event is a Casualty, provided that the Casualty was not caused by Tenant, Tenant may elect to terminate this Lease if the affected portion of the Premises is of such extent and nature as substantially to handicap, impede or permanently impair Tenant's use of the balance of the Premises. Tenant must exercise its right to terminate by giving notice to Landlord within thirty (30) days after the Casualty has occurred or the nature and extent of the Taking have been finally determined. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which ??? (i) in the case of a Taking, shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of its election to terminate, except that this Lease shall terminate on the date of Taking if the date of Taking falls on any date before the date of termination designated by Tenant and (ii), in the case of a Casualty shall be the date specified in Tenant's notice but in no event more than thirty (30) days after the Casualty occurs.

        13.3. Lease To Remain In Effect. If Landlord or Tenant does not terminate this Lease as hereinabove provided, this Lease shall continue in full force and effect, except that rental and Tenant's Operating Cost Share shall abate to the extent Tenant's use of the Premises is impaired for any period that any portion of the Premises is unusable or inaccessible because of a Casualty or Taking hereinabove described. Each party waives the provisions of Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial condemnation of the Premises.

        13.4. Reservation Of Compensation. Landlord reserves, and Tenant waives and assigns to Landlord, all rights to any award or compensation for damage to the Premises, Building, Property and the leasehold estate created hereby, accruing by reason of any taking in any public improvement, condemnation or eminent domain proceeding or in any other manner by exercise of the right of eminent domain or of anything lawfully done by public authority, except that Tenant shall be entitled to any and all compensation or damages paid for or on account of Tenant's loss of goodwill as a consequences of the condemnation, moving expenses, Tenant's Property and any leasehold improvements in the Premises, the cost of which was borne by Tenant, but only to the extent of the then remaining unamortized value of such improvements computed on a straight-line basis over the term of this Lease and any then remaining option term under Section 2.7 unless the time for exercising an option has passed without exercise by Tenant. Tenant covenants to deliver such further assignments of the foregoing as Landlord may from time to time request.

        13.5. Restoration Of Fixtures. If Landlord repairs or causes repair of the Premises after such damage or taking, Tenant as its sole expense shall repair and replace promptly all fixtures, equipment and other property of Tenant located at, in or upon the Premises with all additions, alterations and improvements and all other items installed or paid for by Tenant under this Lease that were damaged or taken, so as to restore the same to a condition substantially equal to that which existed immediately prior to the damage or taking. Tenant shall have the right to make modifications to the Premises, fixtures and improvements, subject to the terms of this Lease. In its review of Tenant's plans and specifications, Landlord may take into consideration the effect of the proposed modifications on the exterior appearance, the structural integrity and the mechanical and other operating systems of the Building.

                                  14. DEFAULT

        14.1. Events Of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

        (a) Abandonment. Abandonment of the Premises. Tenant waives any right Tenant may have to notice under Section 1951.3 of the California Civil Code, the terms of this subsection (a) being deemed such notice to Tenant as required by said Section 1951.3;

        (b) Nonpayment. Failure to pay, when due, any amount payable to Landlord hereunder, such failure continuing for a period of five (5) days after written notice of such failure;

        (c) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsection
(b) hereof, such failure continuing for fifteen (15) days after written notice of such failure. No default shall be deemed to have occurred if it is not possible to cure such failure to perform within fifteen (15) days, but Tenant has commenced cure within said fifteen (15) day period and proceeds diligently to complete cure;

        (d) General Assignment. A general assignment by Tenant for the benefit of creditors;

        (e) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant's creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease. Specifically, but without limiting the generality of the foregoing, such adequate assurances must include assurances that the Premises continue to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant's use of the Premises and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws;

        (f) Receivership. The employment of a receiver appointed by court order to take possession of substantially all of Tenant's assets or the Premises, if such receivership remains undissolved for a period of thirty (30) days;

        (g) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant's assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof; or

                (h) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.

        14.2.   Remedies Upon Default.

                (a) Upon the occurrence of any event of default described in Section 14.1 hereof, Landlord, in addition to and without prejudice to any other rights or remedies it may have, shall have the immediate right to re-enter the Premises or any part thereof and repossess the same, expelling and removing therefrom all persons and property (which property may be stored in a public warehouse or elsewhere at the cost and risk of and for the account of Tenant). In addition to or in lieu of such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right either
(i) to terminate this Lease and recover from Tenant all damages incurred by Landlord as a result of Tenant's default, as hereinafter provided, or (ii) to continue this Lease in effect and recover rent and other charges and amounts as they become due.

                (b) Even if Tenant has breached this Lease or abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession under subsection (a) hereof and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a lessor under California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations), or any successor Code section. Acts of maintenance, preservation or efforts to relet the Premises or the appointment of a receiver upon application of Landlord to protect Landlord's interests under this Lease shall not constitute a termination of Tenant's right to possession.

                (c)     If Landlord terminates this Lease pursuant to this
Section 14.2, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor Code section.

        14.3. Remedies Cumulative. All rights, privileges and elections or remedies of Landlord contained in this Article 14 are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

                     15. SUBORDINATION, ATTORNMENT AND SALE

        15.1. Subordination To Mortgage. This Lease, and any sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security now or hereafter placed upon the Building, the Property, or both, and the rights of any assignee of Landlord or mortgagee, trustee, beneficiary, landlord or leaseback lessor under any of the foregoing ("Lien Holder"), and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, that if any Lien Holder whose interest in the Building is not presently of record requires that this Lease be so subordinate to such interest, this Lease shall be so subordinate only if the Lien Holder executes a recognition and non-disturbance agreement which (i) provides that this Lease shall not be terminated by the Lien Holder or its successors in interest so long as Tenant is not in default under this Lease and (ii) recognizes all of Tenant's rights hereunder. if any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee elects to have this Lease be an encumbrance upon the Property prior to the lien of its mortgage, deed of trust, ground lease or leaseback lease or other security arrangement and gives notice thereof to Tenant, this Lease shall be deemed prior thereto, whether this Lease is dated prior or subsequent to the date thereof or the date of recording thereof. Tenant, and any sublessee, shall execute such documents as may reasonably be requested by any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee to evidence the subordination herein set forth or to make Lease prior to the lien of any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement, as the case may be, and if Tenant fails to do so within ten (10) days after demand from Landlord, Tenant constitutes and appoints Landlord as Tenant's attorney-in-fact and in Tenant's name, place and stead to do so. Upon any default by Landlord in the performance of its obligations under any mortgage, deed of trust, ground lease, leaseback ????? or assignment, Tenant (and any sublessee) shall attorn to the mortgagee, trustee, beneficiary, ground lessor, leaseback lessor or assignee thereunder upon demand and shall execute and deliver any instrument or instruments confirming the attornment herein provided for; provided, however, Tenant shall have no such obligation to execute such instruments unless the Lien Holder or succesor-in-interest in question assumes, in writing, the obligations to be performed by Landlord accruing on or after the effective date of the transfer.

        15.2. Sale Of Landlord's Interest. Upon sale, transfer or assignment of Landlord's entire interest in the Building and Property, Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment; provided, however, in the event of a voluntary sale by Landlord, such termination of liability shall be effective only if the purchaser expressly assumes in writing the obligations of Landlord under this Lease accruing on or after the effective date of the sale.

        15.3. Estoppel Certificates. Tenant shall at any time and from time to time, within ten (10) days after written request by Landlord, execute, acknowledge and deliver to Landlord a certificate in writing stating: (i) that this Lease is unmodified and in full force and effect, or if there have been any modifications, that this Lease is in full force and effect as modified and stating the date and the nature of each modification; (ii) the date to which rental and all other sums payable hereunder have been paid; (iii) that Landlord is not in default in the performance of any of its obligations under this Lease, that Tenant has given no notice of default to Landlord and that no event has occurred which, but for the expiration of the applicable time period, would constitute an event of default hereunder, or if Tenant alleges that any such default, notice or event has occurred, specifying the same in reasonable detail; and (iv) such other matters as may reasonably be requested by Landlord or any institutional lender, mortgagee, trustee, beneficiary, ?????? lessor, sale/leaseback lessor or prospective purchaser of the Property. Any such certificate provided under this Section 15.3 may be relied upon by any lender, mortgagee, trustee, beneficiary, assignee or successor in interest to Landlord, by any prospective purchaser, by any purchaser on foreclosure or sale, or upon any grant of a deed in lieu of foreclosure of any mortgage or deed of trust on the Property or Premises, or by any other third party. Failure to execute and return within the required time any estoppel certificate requested hereunder shall be deemed to be an admission of the truth of the matters set forth in the form of certificate submitted to Tenant for execution. This Section 15.3 shall impose a reciprocal obligation on Landlord to execute, acknowledge and deliver estoppel certificates as described above for the benefit of Tenant.

        15.4. Subordination to CC&R's. This Lease, and any permitted sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any declarations of covenants, conditions and restrictions recorded by Landlord with respect to the Property from time to time, provided that the terms of such declarations are reasonable and do not discriminate against Tenant relative to other tenants occupying portions of the Property. Tenant agrees to execute, upon request by Landlord, any documents reasonably required from time to time to evidence such subordination.

                                 16.  SECURITY

        16.1.   Deposit; Letter of Credit.

                (a) Concurrently with Tenant's execution of this Lease, Tenant shall deposit with Landlord the sum of Twenty Three Thousand One
Hundred Sixty-Two and 50/100 Dollars ($23,162.50) which sum (the "Security Deposit") shall be held by Landlord as security for the faithful performance of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant waives or otherwise fails to exercise its early termination right within the time permitted under Section 2.1(B) hereof and if Tenant is not then in default hereunder, the sum of

Thirteen Thousand and No/100 Dollars ($13,000.00) from the Security Deposit shall be credited against minimum monthly rent due under Section 3.1 on months 13 and 14 (partial credit only) following the Commencement Date, and Landlord shall continue to hold the remaining $10,162.50 as a Security Deposit. The Security Deposit shall be increased by Tenant at the time of each increase in minimum rental due under this Lease, so that the Security Deposit will always equal or exceed the monthly minimum rental as in effect from time to time. If Tenant defaults with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of rental and other sums due hereunder, Landlord shall have the right, but shall not be required, to use, apply or retain all or any part of the Security Deposit for the payment of rental or any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is so used and applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant's failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep any deposit under this Section separate from Landlord's general funds, and Tenant shall not be entitled to interest thereon. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant or, at Landlord's option, to the last assignee of Tenant's interest hereunder, at the expiration of the term of this Lease and after Tenant as vacated the Premises; provided, however, that if Tenant exercises its early termination right under
Section 2.1(b) hereof, Landlord shall retain (and have no obligation to return to Tenant) Thirteen Thousand and No/100 Dollars ($13,000.00) of the Security Deposit as reimbursement for the cost of the walk-in refrigerator listed in Exhibit C-1 hereto. In the event of termination of Landlord's interest in this Lease, Landlord shall transfer all deposits then held by Landlord under this Section to Landlord's successor in interest, whereupon Tenant agrees to release Landlord from all liability for the return of such deposit or the accounting thereof.

        (b) On or before the first day of the seventh (7th) month after the Commencement Date, unless Tenant has theretofore exercised Tenant's early termination right under Section 2.1(b) hereof, Tenant shall deliver to Landlord (and shall thereafter maintain in favor of Landlord during the remainder of the first forty-two (42) months of term of this Lease) an irrevocable standby letter of credit (i) issued in favor of Landlord by a federally chartered commercial bank or trust company that has met or exceeded applicable regulatory capital requirements and that is approved in writing by Landlord (which approval shall not be unreasonably withheld) and (ii) satisfying the conditions described in subparagraph (c) below (the "Letter of Credit"), to be held by Landlord as additional security for the performance of Tenant's obligations under this Lease. The amount of such Letter of Credit shall be Eighty-Two Thousand Five Hundred and No/100 Dollars ($82,500.00) from the issuance date until the date thirty (30) months after the Commencement Date, then (provided that Tenant is not then in default under this Lease) may be reduced to Fifty-Five Thousand and No/100 Dollars ($55,000.00) during months 31-36 after the Commencement Date, may be reduced to Forty-One Thousand Two Hundred Fifty and No/100 Dollars ($41,250.00) during months 37-42 after the Commencement Date, and may be revoked and withdrawn entirely after the date forty-two (42) months after the Commencement Date. Notwithstanding the foregoing provisions of this paragraph
(b), however, if the cost of Landlord's improvements under Section 2.4 and Exhibit C (excluding any matters not chargeable against the tenant improvement allowance under Exhibit C) exceeds or is less than One Hundred One Thousand Six Hundred Twenty-Five and No/100 Dollars ($101,625.00) for any reason, including (but not limited to) (i) changes requested by Tenant that increase the cost of such work or (ii) an increase in the size of Premises because of Tenant's exercise of its rights under Section 1.3 of this Lease, then each of the foregoing required amounts for the Letter of Credit shall be multiplied by a fraction, the numerator of which is the aggregate cost of such improvements made by Landlord and the denominator of which is $101,625.00.

        (c) The Letter of Credit shall be unconditional, except for the following conditions:

                        (i) It may be drawn upon at sight by a draft referring to such Letter of Credit presented at the offices of the issuer, accompanied by the original Letter of Credit and by the statement required under clause (iii) below;

                        (ii) It shall be subject to the Uniform Customs and Practices for Documentary Credits (1983 Revision), International Chamber of Commerce Publication [ILLEGIBLE] 400, and any subsequent amendments thereof;

                        (iii) It may recite that it is issued in connection with this Lease and shall provide that any draft against such Letter of Credit must be accompanied by a written statement, signed by an authorized agent of Landlord, reading as follows: "The undersigned certifies that pursuant to the terms of that certain Lease dated as of February 6, 1992, between Hall Properties, Inc. as Landlord and Ribogene, Inc. as Tenant, as the same may be amended from time to time, the undersigned Landlord is entitled to draw against and receive the proceeds of [or a specified portion of the proceeds of] the Letter of Credit submitted herewith";

                        (iv) It shall provide that it may be drawn against in whole or in part, and that in the event of a draft for less than the full amount of the Letter of Credit, a new Letter of Credit shall be issued in the amount of the remaining balance of the funds available under the surrendered Letter of Credit and otherwise in compliance with all of the terms and conditions of this paragraph; and

                        (v) Subject to the effect of subparagraph (e)(i) below, it shall provide for an expiration date which shall not be earlier than forty-three (43) months after the estimated Commencement Date.

                (d) Landlord shall be entitled to draw against the Letter of Credit and receive proceeds thereof if Tenant defaults with respect to any provisions of this Lease including, but not limited to, the provisions relating to the payment of rent. Landlord may (but shall not be required to) draw on the Letter of Credit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default.

                (e) Landlord shall also be entitled to draw against the Letter of Credit and receive the proceeds thereof under any of the following circumstances:

                        (i) If the Letter of Credit in effect from time to time (the "current Letter of Credit") will expire sooner than forty-three (43) months after the Commencement Date and Tenant fails to provide to Landlord a replacement Letter of Credit satisfying all of the terms and conditions hereof at least twenty (20) days prior to the expiration date of the current Letter of Credit;

                        (ii) If Landlord notifies Tenant that Landlord intends to transfer its interest in the premises covered by this Lease and Tenant fails to provide to Landlord, within fifteen (15) business days after such notice, either (A) written confirmation by the issuer of the Letter of Credit that Landlord's proposed transferee may be substituted in place of Landlord as a party entitled to draw against and receive the proceeds of the Letter of Credit or (B) a written commitment by the issuer to issue, upon Landlord's surrender of the current Letter of Credit, a replacement Letter of Credit in favor of Landlord's proposed transferee and otherwise identical in form and substance to the current Letter of Credit; or

                        (iii) If Landlord has drawn against the Letter of Credit in part and Tenant has failed (despite the requirements of this Section 16.1) to furnish to Landlord, within five (5) days after written demand by Landlord (as contemplated in paragraph (f) below), a further Letter of Credit and/or cash in an amount equal to the amount drawn by Landlord and otherwise satisfying all of the terms and conditions hereof, so that Landlord will continue to hold cash and/or Letters of Credit in an aggregate amount at least equal to the amount of the Letter of Credit required to be maintained hereunder.

                (f) If Landlord draws against the Letter of Credit in any of the circumstances described in paragraph (e) above, Landlord shall use, apply and/or retain all or any part of the amount drawn for the payment of any amount in default at, or subsequent to, the time of the draw. Any amount drawn that is not immediately used or applied by Landlord shall be retained by Landlord as an additional cash Security Deposit on the same terms set forth in paragraph (a) hereof. Tenant agrees that upon any use or application by Landlord of all or any portion of such Security Deposit to cure, or compensate Landlord for, any default by Tenant (as contemplated in this paragraph (f) or in paragraph (d) above), Tenant shall promptly (and in all events within five (5) days after written demand from Landlord) furnish to Landlord an additional security deposit, in the form of cash or a Letter of Credit satisfying the conditions set forth in paragraph (c) above or a combination of the two, in an amount such that Landlord continues to hold an aggregate Security Deposit of at least the aggregate minimum amounts then required to be maintained under paragraphs (a) and (b) hereof.

        (g) Landlord agrees to reimburse Tenant, within fifteen (15) days after written demand by Tenant accompanied by appropriate supporting documentation for the amounts claimed, for all origination fees, maintenance charges and similar fees or costs paid by Tenant to the issuing bank from time to time as costs of establishing and maintaining the Letter of Credit in accordance with this Section 16.1.

                               17. MISCELLANEOUS

    17.1 Notices. All notices, consents, waivers and other communications which this Lease requires or permits either party to give to the other shall be in writing and shall be deemed given when delivered personally (including delivery by private courier or express delivery service) or four (4) days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, addressed to the parties at their respective addresses as follows:

  To Tenant:            (until Commencement Date)
                        Ribogene, Inc.
                        3603 Haven Avenue, Suite D
                        Menlo Park, CA 94025
                        Attn: Pam Versaw

                        (after Commencement Date)
                        Ribogene, Inc.
                        21375 Cabot Boulevard
                        Britannia Business Center, Building B
                        Hayward, CA 94545
                        Attn: Pam Versaw

  with copy to:         Wilson, Sonsini, Goodrich & Rosati
                        Two Palo Alto Square
                        Palo Alto CA 94306
                        Attn: Michael W. Hall, Esq.

  To Landlord:          Hall Properties, Inc.
                        c/o Heron Financial Corporation
                        510 West 6th Street
                        Suite 917
                        Los Angeles, CA 9014
                        Attn: Robert W. Allbright

  with copy to:         Folger & Levin
                        Embarcadero Center West
                        275 Battery Street, 23rd Floor
                        San Francisco CA 94111
                        Attn: Donald E. Kelley, Jr.

or to such other address as may be contained in a notice at least fifteen (15) days prior to the address change from either party to the other given pursuant to this Section. Rental payments and other sums required by this Lease to be paid by Tenant shall be delivered to Landlord at Landlord's address provided in this Section, or to such other address as Landlord may from time to time specify in writing to Tenant, and shall be deemed to be paid only upon actual receipt.

    17.2 Successors And Assigns. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive Landlord under this Lease shall be liable only for obligations accruing during the period of its ownership of the Property, said liability terminating upon termination of such ownership and passing to the successor lessor.

    17.3 No Waiver. The failure of Landlord to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease shall not be deemed a waiver of such violation, or prevent a subsequent act which would originally have constituted a violation from having all the force and effect of an original violation.

    17.4 Severability. If any provision of this Lease or the application thereof is held to be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each of the provisions of this Lease shall be valid and enforceable, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would materially frustrate the purposes of this Lease.

    17.5 Litigation Between Parties. In the event of any litigation between the parties hereto growing out of this Lease, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable accountants' fees and attorneys' fees. "Prevailing party" within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

    17.6 Surrender. A voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof between Landlord and Tenant, shall not result in a merger but shall, at the option of Landlord, operate either as an assignment to Landlord of any and all existing subleases and subtenancies, or a termination of all or any existing subleases and subtenancies. This provision shall be contained in any and all assignments or subleases made pursuant to this Lease.

    17.7 Construction. The provisions of this Lease shall be construed as a whole according to their common meaning and not strictly for or against Landlord or Tenant. The captions preceding the text of each Section and subsection hereof are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Lease.

    17.8 Entire Agreement. This written Lease, together with the exhibits hereto, contains all the representations and the entire understandings between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Lease and the exhibits hereto. This Lease may be modified only by an agreement in writing signed by each of the parties.

    17.9 Governing Law. This Lease and all exhibits hereto shall be construed and interpreted in accordance with and be governed by all the provisions of the laws of the State of California.

    17.10 No Partnership. Nothing contained in this Lease shall be construed as creating any type or manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant.

    17.11 Financial Information. Solely in connection with Landlord's sale or refinancing of the Center or the Building or in connection with the sale or reorganization of Landlord's business or assets, from time to time Tenant shall promptly provide directly to prospective lenders, purchasers or investors designated by Landlord such financial information pertaining to the financial status of Tenant as Landlord may reasonably request; provided, Tenant shall be permitted to provide such financial information in a manner which Tenant deems reasonably necessary to protect the confidentiality of such information, and all recipients of such financial information, including but not limited to Landlord, shall hold such financial information in the strictest confidence and fully compensate Tenant for any damages resulting from any breach of such confidentiality. Landlord agrees that all financial information supplied to Landlord by Tenant shall be treated as confidential material, and shall not be disseminated to any party or entity (including any entity affiliated with Landlord) other than the prospective lenders, purchasers or investors for use it has been requested without Tenant's prior written consent. For purposes of this Section, without limiting the generality of the obligations provided herein, it shall be deemed reasonable for Landlord to request copies of Tenant's most recent audited annual financial statements, or, if audited statements have not been prepared, unaudited financial statements for Tenant's most recent fiscal year, accompanied by a certificate of Tenant's chief financial officer that such financial statements fairly present Tenant's financial condition as of the date(s) indicated.

        Landlord and Tenant recognize the need of Tenant to maintain the confidentiality of information regarding its financial status and the need of Landlord to be informed of, and to provide to prospective lenders and purchasers of the Premises, financial information pertaining to Tenant's financial status. Landlord and Tenant agree to cooperate with each other in achieving these needs within the context of the obligations set forth in this Section.

        17.12. Costs. If Tenant requests the consent of Landlord under any provision of this Lease for any act that Tenant proposes to do hereunder, including, without limitation, assignment or subletting of the Premises, Tenant shall, as a condition to doing any such act and the receipt of such consent, reimburse Landlord promptly for any and all reasonable costs and expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys' fees.

        17.13. Time. Time is of the essence of this Lease, and of every term and condition hereof.

        17.14. Rules And Regulations. Tenant shall observe and obey such rules and regulations as Landlord may promulgate from time to time for the safety, care, cleanliness, order and use of the Premises and the Building; provided, however, Tenant shall not be required to comply with any rule or regulation unless the same applies non-discriminatorily to all occupants of the Center and the Building and does not unreasonably interfere with Tenant's use of the Premises or Tenant's parking rights.

        17.15. Brokers. Landlord agrees to pay a one-half (1/2) brokerage commission to Cushman & Wakefield of California, Inc. and a full brokerage commission to Blickman Turkus, at the times and rates established in Landlord's existing separate agreement with Cushman & Wakefield of California, Inc., in connection with the consummation of this Lease. Tenant represents and warrants that no other broker participated in the consummation of this Lease and agrees to indemnify, defend and hold Landlord harmless against any liability, cost or expense, including, without limitation, reasonable attorneys' fees, arising out of claims or brokerage commissions in connection with conversations, prior negotiations or other dealings by Tenant with any other broker.

        17.16. Memorandum Of Lease. At any time during the term of this Lease, either party, at its sole expense, shall be entitled to record a memorandum of this Lease and, if either party so elects, both parties agree to cooperate in the preparation, execution, acknowledgement and recordation of such document in reasonable form.

        17.17. Corporate Authority. Each person signing this Lease warrants that he or she is fully authorized to do so and, by so doing, to bind the entity for which he or she is signing. As evidence of such authority, the parties shall deliver to each other, upon or prior to execution of this Lease, a certified copy of a resolution of their respective board of directors authorizing the execution of this Lease and naming the officer that is authorized to execute this Lease on behalf of such party.

        17.18. Approvals. Whenever this Lease requires an approval, consent, designation, determination or judgment by either Landlord or Tenant, such approval, consent, designation, determination or judgment (including, without limiting the generality of the foregoing, those required in connection with assignment and subletting) shall not be unreasonably withheld or delayed and in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.

    17.19 Reasonable Expenditures. Any expenditure by a party permitted or required under this Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party or its representatives during normal business hours and on reasonable advance notice, provided that such right of Inspection and review is exercised not later than sixty (60) days after the party incurring the expense has requested reimbursement.

                IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first set forth above.


          "Landlord"                                      "Tenant"

HALL PROPERTIES, INC., an                     RIBOGENE,INC., a California
Arizona corporation                           corporation


By:          [SIG]                            By:           [SIG]
    -----------------------------                 -----------------------------

Its:    President                             Its:    President/CEO      2/7/9?
    -----------------------------                  ----------------------------

                                    EXHIBITS



        EXHIBIT A       Location of Premises

        EXHIBIT B       Real Property Description

        EXHIBIT C       Construction

        EXHIBIT C-1     Schedule of Existing Laboratory Equipment and
                        Systems

        EXHIBIT D       Acknowledgement of Lease Commencement

                                   EXHIBIT A



                               Ribogene Premises
                                  20,325 s.f.

                              [FLOOR PLAN DIAGRAM]

                                   EXHIBIT B



                           REAL PROPERTY DESCRIPTION

Improved real property located in the City of Hayward, County of Alameda, State of California, more particularly described as follows:

Lot 2, Tract 3640, filed July 22, 1977, Map Book 96, page 13, Alameda County Records.

                                   EXHIBIT C



                                  CONSTRUCTION

        Landlord, at its sole cost and expense, shall undertake and diligently complete, subject to delays for causes beyond its reasonable control, leasehold improvements to the Initial Premises in accordance with plans and specifications to be prepared by Landlord, subject to approval by Tenant, which approval shall not be unreasonably withheld or delayed. Such work shall be performed in a neat and workmanlike manner by a contractor selected by Landlord and approved by Tenant (which approval shall not be unreasonably withheld or delayed), and shall conform to all applicable governmental codes, laws and regulations in force at the time such work is completed.

        Landlord's work pursuant to Section 2.4 and this Exhibit C shall be performed only after Tenant's early termination right under Section 2.1(b) of the Lease has been waived by Tenant or has expired unexercised, and after Tenant has provided to Landlord the letter of credit required under Section 16.1(b) of the Lease. Such work shall consist of improvements to be designed and constructed in accordance with the preceding paragraph and subject to the tenant improvement allowance limitations set forth in the following paragraph.

        Landlord has agreed to provide a maximum allowance of Five Dollars ($5.00) per square foot ($101,625 total) for the work in the initial Premises pursuant to Section 2.4 and this Exhibit C. Any greater or lesser costs relating to changes requested by Tenant to such work shall result in a rental adjustment pursuant to Section 3.1(c) of this Lease. In addition to this specified allowance, Landlord has agreed to provide up to an additional Three and No/100 Dollars ($3.00) per square foot, if necessary, for tenant improvement work in the initial Premises, subject to rental adjustments in accordance with the preceding sentence; provided, that under no circumstances shall Landlord be required to provide or spend more than the specified allowance plus such additional $3.00 per square foot for such improvements, unless Landlord in its sole discretion elects and agrees to do so.

        Attached hereto as Exhibit C-1 and incorporated herein by this reference is a schedule of certain existing laboratory equipment and systems affixed to or located in the Initial Premises, all of which shall be left in place by Landlord, for use by Tenant, as part of the leasehold improvements, during the term of this Lease. All such equipment and systems shall remain the property of the Landlord and shall be left in place by Tenant, in the condition required under Section 8.2(c) of this Lease, at the expiration of the term of this Lease.

        Landlord represents and warrants that (a) the equipment listed in Exhibit C-1 and (b) the electrical, plumbing, HVAC and sprinkler and other operating systems ("Building Systems") in the Premises are in good working order and that to the extent any additional work is necessary to place such equipment or systems in good working order at the commencement of Tenant's occupancy of the Premises, the cost of such work shall be borne solely by Landlord and shall not be charged against the tenant improvement allowance, it being further understood, however, that if the work under this Exhibit C includes the installation of new portions of the Building Systems not presently in existence, the cost of such new portions will be charged against the tenant improvement allowance in the same manner as other work is to be charged hereunder.

        The scope of Tenant's "punch list" rights under Section 2.4 of the Lease shall be as follows:

        Tenant may object to (within the permitted time periods), and Landlord shall be required to correct, any defects in the work required to be performed by Landlord under this Exhibit C including (but not limited to) any respect in which such work is not in accordance with approved plans and specifications, was not performed in a first class and workmanlike manner or does not conform to applicable governmental codes, laws and regulations.

                               RIBOGENE PREMISES

             Equipment Test Laboratory Areas (see attached sketch)


LAB. I          Permalab Fume Hood
                Model H-804-X                   Quantity (2)

                Misc. floor-mounted cabinets
                with two sinks

LAB. II         Permalab Fume Hoods
                Model H-804-X                   Quantity (1)
                Model H-854-X                   Quantity (1)

                Misc. floor-mounted cabinets
                with two sinks

LAB. III        Misc. floor-mounted cabinets
                with sink

LAB. IV         Permalab Fume Hoods
                Model H-854-X                   Quantity (2)
                Model H-804-X                   Quantity (1)

                Misc. floor-mounted cabinets
                with sink

LAB. V          Permalab Fume Hood
                Model H-804-X                   Quantity (1)

                Misc. floor-mounted cabinets

LUNCH ROOM      Misc. floor-mounted cabinet
                with sink

LAB. VI         Permalab Fume Hoods
                No model number                 Quantity (2)

                Misc. floor-mounted cabinets
                with sink

AB. VII         Permalab Fume Hoods
                Model H-854-X                   Quantity (3)
                No model number                 Quantity (1)

                Floor-to-ceiling Fume Hoods
                No model number                 Quantity (4)

                Misc. floor-mounted cabinets
                One cabinet with sink

REAR AREA       Walk-in refrigerator as existing



                              EXHIBIT C-1 (page 1)

                                                                     EXHIBIT C-1


                                  [FLOOR PLAN]

                     ACKNOWLEDGEMENT OF LEASE COMMENCEMENT

    This Acknowledgement is executed as of _______________, 1992, by HALL PROPERTIES, INC., an Arizona corporation ("Landlord"), and RIBOGENE, INC., a _______________ corporation ("Tenant"), pursuant to Section 2.5 of the Lease dated February __, 1992 between Landlord and Tenant (the "Lease") covering premises located at 21375 Cabot Boulevard, Hayward, California (the "Premises").

    Landlord and Tenant hereby acknowledge and agree as follows:

    1.  The Commencement Date under the Lease is ______________, 19__.

    2. The termination date under the Lease shall be ______________, 19__, subject to any applicable provisions of the Lease for extension or early termination thereof.

    3. Tenant accepts the Premises and acknowledges the satisfactory completion of all improvements therein (if any) required to be made by Landlord, subject only to any applicable "punch list" or similar procedures specifically provided under the Lease.

    EXECUTED as of the date first set forth above.

      "Landlord"                                  "Tenant"

HALL PROPERTIES, INC., an               RIBOGENE, INC., a California
Arizona corporation                     corporation

By:                                     By:
   -------------------------               -----------------------------

Its:                                    Its:
   -------------------------               -----------------------------

                       FIRST AMENDMENT TO RIBOGENE LEASE

        THIS FIRST AMENDMENT TO RIBOGENE LEASE ("Amendment") is executed as of ____________ , 1993, between Hall Properties, Inc., an Arizona corporation ("Landlord"), and Ribogene, Inc., a California corporation ("Tenant"), with reference to the following facts:

        A. Landlord and Tenant are parties to a Lease dated as of February 6, 1992 (the "Lease"), covering approximately 20,325 square feet of space commonly known as 21375 Cabot Boulevard, Hayward, California (the "Premises"). Capitalized terms used in this Amendment and not otherwise defined shall have the meaning given in the Lease.

        B. Landlord has contracted to sell the Property and the improvements thereon (including the Premises) to Robert Man Tsang Chang and Susan Van Change (collectively, "Buyers"). This Amendment is to be delivered through escrow on the closing of the sale to Buyers.

        C. Under conditions specified in Section 2.4 and Exhibit C of the Lease, Landlord was to construct tenant improvements (the "Improvements") and fund such Improvements through a tenant improvement allowance (the "Allowance"). As of the date of this Amendment, the Improvements have not been constructed and the Allowance therefore has not been spent.

        D. Tenant has determined that it does not wish to have the Improvements constructed and Landlord has agreed, pursuant to Section 3.1(c) of the Lease, to reduce Tenant's rent in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, Landlord and Tenant agree as follows:

        1. Improvements Not to be Constructed. Notwithstanding any contrary term of the Lease, Landlord and Tenant agree that Landlord shall have no obligation to construct the Improvements or to fund the Allowance.

        2. Adjustment to Rent. In satisfaction of the adjustment provisions in Section 3.1(c) of the Lease, the minimum rental amount payable by Tenant under Section 3.1 of the Lease shall be reduced by $2,886.26 per month from the date of this Amendment until the end of the term of this Lease. Accordingly, the minimum rental amounts specified in Section 3.1(a) of the Lease shall be modified as follows:

                         Month                        Minimum Rental
                         -----                        --------------
                Amendment Date -- Month 36              $ 7,276.24
                Months 37-48                              8,292.49
                Months 49-60 (expiration)                10,324.99

If the date of this Amendment is other than the first day of a calendar month, minimum rental for the partial calendar month following the date of this Amendment shall be prorated based on the number of days during such partial calendar month. After giving effect to the rental adjustment provided in this Paragraph 2, the terms of Section 3.1(c) of the Lease shall be of no further force or effect.

        3. Letter of Credit. The parties acknowledge that Tenant has not provided the letter of credit specified in Section 16.1(b) of the Lease, and agree that, notwithstanding any contrary term of the Lease, Tenant shall have no obligation to provide such a letter of credit and Sections 16.1(b) through
(g) of the Lease shall be of no further force or effect.

        4. Effective on Closing Date. This Amendment is to be delivered and take effect only on the date that a deed conveying the Property to Buyers is delivered (through recordation) by Landlord (the "Closing Date"), which Closing Date shall be inserted in the first paragraph of this Amendment by the escrow holder who records such deed; provided that in no event shall this Amendment be delivered or take effect if the Closing Date does not occur on or before November 30, 1993.

        5. Lease Remains In Effect. Subject only to the provisions of this Amendment, the Lease has not been modified or amended and remains in full force and effect.

        IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the Closing Date.

      "Landlord"                                      "Tenant"

HALL PROPERTIES, INC., an                       RIBOGENE, INC., a
Arizona corporation                             California corporation

By:            [SIG]                            By:           [SIG]
    -----------------------------                   ---------------------------
Its: Executive Vice President                   Its:
    -----------------------------                   ---------------------------

October 27, 1993

In connection with the Lease Agreement dated February 6, 1992 between Hall Properties, Inc., an Arizona corporation ("Landlord") and Ribogene, Inc., a California corporation ("Tenant"), this letter will confirm the following:

1. Ribogene, Inc. waived its option of first refusal per Section 1.3 of the lease, thereby allowing Bianchi USA, Inc. to occupy the space;

2. Ribogene's option to terminate the lease upon the first anniversary of the commencement date, per Section 2.1(b) of lease was not exercised; and

3. The amount of the security deposit held by the Landlord per Section 16.1(a) of the lease is $10,162,50. There is no letter of credit required as a security deposit per Section 16.1(b) of the lease as "the aggregate cost of such improvements made by Landlord" is zero ($0).


AGREED BY:

HALL PROPERTIES, INC., an Arizona corporation

By:       [SIG]
   ------------------------------------------

Its:      Executive Vice President
    -----------------------------------------

Date:     11/1/93
     ----------------------------------------


RIBOGENE, INC., a California corporation

By:       [SIG]
   ------------------------------------------

Its:      President
    -----------------------------------------

Date:     10/29/93
     ----------------------------------------